Exhibit 99.1

QC Holdings, Inc. Reports $2.4 Million Increase in Income During Third
                             Quarter 2006

   Revenue Growth and Improvement in Loss Experience Generate Solid
                         Third Quarter Results


    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Nov. 2, 2006--QC Holdings, Inc. (NASDAQ: QCCO) reported net income of $2.5 million, or $0.12 per diluted share, during third quarter 2006 compared to income from continuing operations of $78,000 in third quarter 2005. This growth was driven by a $7.2 million increase in net revenues (revenues less the provision for losses) due to a 9.4% increase in revenues and reduced loan losses compared to third quarter 2005. The company's comparable branches reported net revenue growth of 17.4% and gross profit growth of 48.9% over prior year's third quarter.

    QC reported net income of $5.3 million, or $0.25 per diluted share, for the nine months ended September 30, 2006 compared to income from continuing operations of $4.7 million, or $0.22 per diluted share, in the prior year. As previously reported, QC closed its 19 branches in North Carolina during fourth quarter 2005 and the company's North Carolina operations are reported as discontinued for 2005. Revenues during the nine months ended September 30, 2006 totaled $123.5 million versus $111.0 million in the same 2005 period. Net revenues increased 22.6%, or $18.0 million, during the nine months ended September 30, 2006 compared to prior year.

    "Third quarter results were a positive step for the company," said QC Chairman and Chief Executive Officer Don Early. "Our comparable branches produced strong net revenue increases during the quarter, indicative of better revenues and continued success in controlling loan losses. Our field management group continues to improve our established branches through superior customer service and creative local marketing initiatives.

    "The branches we opened during 2004 and 2005 show incremental improvement as each month passes. As these newer branches mature, the company's earnings will benefit through higher revenues on a relatively consistent level of costs," Early said. "Our primary emphasis is to attract new customers to each branch and to make a loan to each of those customers."

    Third Quarter

    Revenues during third quarter 2006 totaled $45.3 million compared to $41.4 million in prior year's third quarter. The $3.9 million improvement in revenues resulted from higher payday loan volumes - reflecting increases in the number of branches and the number of customer transactions - and $2.3 million in installment loan volumes in QC's Illinois branches. QC originated approximately $278.4 million of payday loans during third quarter 2006, which was a slight increase over the $274.7 million during third quarter 2005.

    Average fees per loan declined slightly from $54.43 in third quarter 2005 to $53.32 in the current quarter. This decline is due to legislative and regulatory changes affecting rates and to a lower overall fee rate as the company expands in states that have lower fee structures. These declines were partially offset by a higher average loan principal.

    Revenues for comparable branches (those branches that were open for all of the two periods being compared, which means the 15 months since June 30, 2005) increased to $40.9 million during the three months ended September 30, 2006 compared to $40.6 million in prior year's third quarter. This slight increase is attributable to modest growth in most of the states in which QC operates, substantially offset by the negative effects of the new Illinois payday loan legislation that took effect on December 6, 2005 and declines in California branches as a result of increased competition, management's focus on reducing losses and changes to QC's statewide lending practices. Third quarter 2006 revenues also include $3.3 million from branches added during the last half of 2005. The 40 branches added during 2006 generated revenues of $1.1 million.

    Branch operating costs, exclusive of loan losses, increased $2.6 million to $22.4 million during the three months ended September 30, 2006. Branch-level salaries and benefits increased 13.4%, from $9.7 million in third quarter 2005 to $11.0 million in current year's quarter. The higher compensation costs are attributable to a 10% increase in the average number of field employees, primarily to operate newer branches, and cost-of-living wage increases. Occupancy, other branch expenses and depreciation increased in aggregate by $1.3 million, which reflects the high number of branches at early stages in the branch lifecycle.

    During the three months ended September 30, 2006, the company reported a reduction in loan losses to $11.2 million compared to $14.4 million in the same 2005 period. Comparable branches totaled $9.8 million in loan losses during the quarter, while branches opened during the last six months of 2005 and during 2006 totaled approximately $1.4 million. The loss ratio during third quarter 2006 was 24.7% versus 34.9% in last year's quarter. This significant improvement in loss experience reflects: i) the difficult collections environment during third quarter 2005 due to higher energy costs, increased bankruptcy filings and a general degradation in consumer credit; and ii) the benefits of QC's 2006 focus on reducing losses through loan origination-based verification procedures and through higher quality and quantity of collection calls.

    QC's branch gross profit in third quarter 2006 was $11.8 million. Gross profit for comparable branches during third quarter 2006 increased $4.4 million to $13.4 million from $9.0 million in prior year. This improvement is due to generally stronger results across the network of branches, partially offset by reduced gross profit in Illinois due to the regulatory challenges noted above. The branches added during the last six months of 2005 generated a net loss of $954,000. Net losses associated with branches opened in 2006, unopened branches and other totaled approximately $646,000.

    Regional and corporate expenses increased $800,000 during the three months ended September 30, 2006, to $7.3 million from $6.5 million in third quarter 2005. This expense increase is attributable to salaries associated with a 13% increase in home office and regional personnel and to equity award compensation (which the company began to expense on January 1, 2006 in connection with the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments).

    QC reported a net loss of $1.1 million from discontinued operations during third quarter 2005 from its now-closed North
Carolina branches.

    "Our gross profit from comparable branches increased by nearly 50% over prior year's third quarter because of our focus on managing operating expenses and reducing losses, together with slightly higher revenues," noted QC President and Chief Operating Officer Darrin Andersen.

    "Our field management group understands the importance of continuing to deliver bottom-line improvement in these established branches. As we move into the fourth quarter, our 2005 branches are well-positioned for the upcoming holiday season. As each of these branches cross-over to monthly profitability, the potential for meaningful earnings improvement is evident."

    Nine Months Ended September 30

    The company's revenues grew $12.5 million, or 11.3%, during the nine months ended September 30, 2006 versus 2005 as a result of increases in the number of branches, the number of customer transactions and average loan size.

    Revenues for comparable branches (those branches that were open for all of the two periods being compared, which means the 21 months since December 31, 2004) decreased 3.9%, or $4.1 million, to $100.4 million during the nine months ended September 30, 2006. This decline is primarily attributable to the $4.7 million revenue decrease experienced in Illinois due to legislation that reduced the fee and placed restrictions on the customer's ability to borrow. As previously reported, the effect on revenue and gross profit was more negative than expected because QC's branches operated at a competitive disadvantage during the initial months after the new regulations while the company sought to strengthen relationships with state regulators in Illinois. After continued discussions with state officials, QC began in May 2006 to offer a longer-term loan product to meet customer needs.

    QC's California branches also contributed to the decline in comparable branch revenues period-to-period due to the ongoing market-related challenges discussed above. Partially offsetting these declines was the positive effect during the first half of 2006 resulting from changes to legislation in Kansas beginning in July 1, 2005 that increased the fees earned on loans greater than $100.00.

    During the nine months ended September 30, 2006, revenues also included approximately $22.5 million from branches added during 2005 and 2006. Revenues from closed branches contributed approximately
$600,000 during the first nine months of the year.

    Branch operating costs, exclusive of loan losses, increased to $64.5 million from $51.9 million in prior year, primarily due to new branches. Comparable branches averaged approximately $13,900 per month in non-loss costs during the nine months of 2006. Non-loss costs for branches opened during 2005 averaged approximately $10,800 per month during the nine months ended September 30, 2006.

    Through September 30, 2006, the company reported a 17.6% reduction in loan losses, from $31.3 million in prior year to $25.8 million in the current period. Comparable branches totaled $19.1 million in loan losses during the first nine months of 2006 compared to $28.4 million in the same 2005 period. The company's loss ratio was 20.9% during the nine months ended September 30, 2006 versus 28.2% during the same 2005 period, indicative of a lower level of charge-offs and improved collections for the same reasons noted in the quarterly discussion above. QC's charge-offs declined from $56.9 million, or 51% of revenues, during the nine months ended September 30, 2005 to $55.7 million, or 45% of revenues, during the current year period. Collections as a percentage of charge-offs increased to 53% during the nine months ended September 30, 2006 versus 46% in prior year's period.

    Branch gross profit increased approximately $5.5 million from $27.8 million during the nine months ended September 30, 2005 to $33.3 million in the current period. Gross profit for comparable branches during the first nine months of 2006 increased by $4.4 million, or 12.8%, to $38.7 million from $34.3 million in prior year. The branches added during 2005 and 2006, as well as unopened branches, reported a gross loss of $5.4 million.

    Regional and corporate expenses increased to $23.5 million during the nine months ended September 30, 2006 compared to $19.1 million in 2005 for the same reasons identified in the quarterly discussion above, as well as due to higher rent expense in 2006 (due to the company's move to a new corporate office in April 2005). In addition, QC's second quarter 2006 results included approximately $600,000 in professional fees and other costs associated with the company's evaluation of a potential acquisition.

    The effective income tax rate during the nine months ended
September 30, 2006 increased to approximately 40.2% from 39.2% in prior year. QC reported a loss of $402,000 from discontinued operations during 2005 from its now-closed North Carolina branches.

    BUSINESS OUTLOOK

    "We are excited to build on the momentum generated during the third quarter," Don Early said. "Our comparable branches have effective processes in place to manage loan losses and are focused on driving loan volumes during the fourth quarter. Importantly, we are beginning to see a rebound in our Illinois branches as we recapture customers through a longer-term loan product.

    "We continue to monitor the progress of our newer branches to evaluate ultimate potential. The fourth quarter holiday season offers a great opportunity for jump-starting branches that are trailing our expectations. We expect to close non-performing branches during first quarter 2007.

    "As we move into the fourth quarter, we believe the company is poised to realize the benefits from our significant branch growth and to capitalize on the various opportunities in the short-term consumer financial services industry."

    QC will present its financial results for the three months and nine months ended September 30, 2006 in a conference call on November 2, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 888-396-2298, passcode 91144866. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call. A replay of the audio portion of the presentation will be available online until the close of business on December 2, 2006. The replay can also be accessed by telephone until November 9, 2006, at 888-286-8010, code 95299165.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 564 branches in 25 states at September 30, 2006. With more than 22 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 564 branches through a combination of de novo branches and acquisitions. During fiscal 2005, the company advanced $985 million to customers through payday loans and reported total revenues of $152.9 million.

    Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2005      2006      2005      2006
                               ---------- -------- --------- ---------
Revenues
  Loan and credit service fees   $38,447  $42,074  $101,537  $113,089
  Other                            2,942    3,272     9,445    10,456
                               ---------- -------- --------- ---------
    Total revenues                41,389   45,346   110,982   123,545
                               ---------- -------- --------- ---------
Branch expenses
  Salaries and benefits            9,661   10,969    26,600    32,537
  Provision for losses            14,436   11,193    31,315    25,816
  Occupancy                        5,002    6,177    13,396    16,804
  Depreciation and amortization    1,230    1,209     2,309     3,700
  Other                            3,930    4,042     9,610    11,435
                               ---------- -------- --------- ---------
    Total branch expenses         34,259   33,590    83,230    90,292
                               ---------- -------- --------- ---------
Branch gross profit                7,130   11,756    27,752    33,253

Regional expenses                  2,444    2,863     6,885     8,979
Corporate expenses                 4,044    4,366    12,215    14,513
Depreciation and amortization        240      340       597       978
Interest income, net                 (85)     (38)     (438)     (315)
Other expense, net                   278        6       711       199
                               ---------- -------- --------- ---------
       Income from continuing
        operations before
        income taxes                 209    4,219     7,782     8,899
Provision for income taxes           131    1,688     3,051     3,579
                               ---------- -------- --------- ---------
       Income from continuing
        operations                    78    2,531     4,731     5,320
Income (loss) from discontinued
 operations, net of income tax    (1,054)              (402)
                               ---------- -------- --------- ---------
       Net income (loss)           $(976)  $2,531    $4,329    $5,320
                               ---------- -------- --------- ---------

Earnings (loss) per share:
  Basic
    Continuing operations             $-    $0.13     $0.23     $0.26
    Discontinued operations        (0.05)             (0.02)
                               ---------- -------- --------- ---------
    Net income (loss)             $(0.05)   $0.13     $0.21     $0.26
                               ---------- -------- --------- ---------

  Diluted
    Continuing operations             $-    $0.12     $0.22     $0.25
    Discontinued operations        (0.05)             (0.02)
                               ---------- -------- --------- ---------
    Net income (loss)             $(0.05)   $0.12     $0.20     $0.25
                               ---------- -------- --------- ---------
Weighted average number of
 common shares outstanding:
  Basic                           20,479   19,752    20,522    20,166
  Diluted                         20,479   20,474    21,505    20,884


                          QC Holdings, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                           December 31,  September 30,
                                               2005          2006
                                           ------------- -------------
                  ASSETS                                  (Unaudited)
Current assets
  Cash and cash equivalents                     $31,640       $23,933
  Loans receivable, less allowance for
   losses of $1,705 at December 31, 2005
   and $1,627 at September 30, 2006              52,778        53,642
  Prepaid expenses and other current assets       2,945         2,870
                                           ------------- -------------
    Total current assets                         87,363        80,445
Property and equipment, net                      32,147        31,859
Goodwill                                          7,265         7,265
Other assets, net                                 1,364         1,561
                                           ------------- -------------
    Total assets                               $128,139      $121,130
                                           ------------- -------------

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                 $644          $515
  Accrued expenses and other liabilities          6,270        10,320
  Deferred revenue                                4,121         4,097
  Income taxes payable                                            337
  Deferred income taxes                           2,384           437
                                           ------------- -------------
    Total current liabilities                    13,419        15,706
Non-current liabilities                             737           633
Deferred income taxes                             3,167         2,891
                                           ------------- -------------
    Total liabilities                            17,323        19,230

Commitments and contingencies
Stockholders' equity                            110,816       101,900
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                                    $128,139      $121,130
                                           ------------- -------------


                          QC Holdings, Inc.
               Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ---------------------------------------
                                 2005      2006      2005      2006
                               --------- --------- --------- ---------
                                    Unaudited           Unaudited
Branch Data:
  Number of branches, beginning
   of period                        459       551       371       532
  De novo branches opened            53        13       136        40
  Acquired branches                   2                   9
  Branches closed                    (2)                 (4)       (8)
                               --------- --------- --------- ---------
    Number of branches, end of
     period                         512       564       512       564
                               --------- --------- --------- ---------

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable
   branches                         430       430       340       340
  Comparable branch revenue     $40,576   $40,850  $104,494  $100,402
      Percentage change                       0.7%              (3.9)%
  Comparable branch net
   revenues                     $26,350   $31,049   $76,096   $81,326
      Percentage change                      17.4%                6.8%

----------------------------------------------------------------------
Operating Data:
  Payday loan volume           $274,674  $278,407  $714,101  $761,108
  Average loan (principal plus
   fee)                          366.14    366.12    360.39    362.37
  Average fee                     54.43     53.32     53.81     53.14

----------------------------------------------------------------------
Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                      $1,820    $1,780    $1,520    $1,705
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables
     (a)                            710      (153)    1,010       (78)
                               --------- --------- --------- ---------
    Balance, period end          $2,530    $1,627    $2,530    $1,627
                               --------- --------- --------- ---------

  Provision for losses:
    Charged-off to expense      $24,134   $21,561   $56,917   $55,676
    Recoveries                  (10,154)  (10,195)  (26,380)  (29,713)
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables
     (a)                            456      (173)      778      (147)
                               --------- --------- --------- ---------
    Total provision for losses  $14,436   $11,193   $31,315   $25,816
                               --------- --------- --------- ---------

  Provision for losses as a
   percentage of revenues          34.9%     24.7%     28.2%     20.9%
  Provision for losses as a
   percentage of aggregate loan
   volume                           5.1%      3.8%      4.3%      3.2%

    (a) Amounts differ due to the exclusion of the North Carolina operations in the provision for losses table in 2005 and due to the inclusion of changes in the credit services organization liability in the provision for losses table in 2005 and 2006.

    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             Chief Financial Officer
             or
             Media Contact:
             Tom Linafelt, 913-234-5237
             Director - Corporate Communications